                                                                    EXHIBIT (12)

                             CMS ENERGY CORPORATION
           Ratio of Earnings to Fixed Charges and Preferred Securities
                           Dividends and Distributions
                              (Millions of Dollars)


                                                                                          Years Ended December 31 -
                                                                            2002       2001         2000        1999      1998
                                                                          ----------------------------------------------------
                                                                                   Restated     Restated
                                                                             (b)        (c)          (d)                   (e)

Earnings as defined (a)
-----------------------
Consolidated net income                                                   $(620)     $(448)        $  43       $ 277     $ 242
Discontinued operations                                                      222        210         (83)        (70)         8
Income taxes                                                                  13       (98)           34          64       100
Exclude equity basis subsidiaries                                           (39)          -        (171)        (45)      (95)
Fixed charges as defined, adjusted to
  exclude capitalized interest of $16, $35,
  $47, $41 and $29 million for the
  years ended December 31, 2002, 2001,
  2000, 1999 and 1998, respectively                                          551        618          558         622       422
                                                                          ----------------------------------------------------

Earnings as defined                                                       $  127      $ 282        $ 381       $ 848     $ 677
                                                                          ====================================================


Fixed charges as defined (a)
----------------------------
Interest on long-term debt                                                $  401      $ 416        $ 420       $ 502     $ 318
Estimated interest portion of lease rental                                     5          6            7           8         8
Other interest charges                                                        29         82           34          58        47
Preferred securities dividends and
  distributions                                                              132        149          144          95        78
                                                                          ----------------------------------------------------

Fixed charges as defined                                                  $  567      $ 653        $ 605       $ 663     $ 451
                                                                          ====================================================

Ratio of earnings to fixed charges and
 preferred securities dividends and distributions                              -          -            -        1.28      1.50
                                                                          ====================================================

NOTES:
(a) Earnings and fixed charges as defined in instructions for Item 503 of Regulation S-K.

(b) For the year ended December 31, 2002, fixed charges exceeded earnings by $440 million. Earnings as defined include $598 million of asset revaluations and other charges. The ratio of earnings to fixed charges and preferred securities dividends and distributions would have been 1.28 excluding these amounts.

(c) For the year ended December 31, 2001, fixed charges exceeded earnings by $371 million. Earnings as defined include $240 million of asset revaluations and other charges.

(d) For the year ended December 31, 2000, fixed charges exceeded earnings by $224 million. Earnings as defined include a $329 million pretax impairment loss on the Loy Yang investment. The ratio of earnings to fixed charges and preferred securities dividends and distributions would have been 1.17 excluding this amount.

(e) Excludes a cumulative effect of change in accounting after-tax gain of $43 million.